Prospectus Supplement                          Filed Pursuant to Rule 424(b)(3)
(To Prospectus dated December 29, 1999)        Registration No. 333-91349



                             Johnson & Johnson

                               792,660 Shares
                                Common Stock

                                $61,107,000

                                 Guarantees

          This prospectus supplement contains information about the persons who can use this prospectus supplement to offer and sell shares of Johnson
& Johnson's common stock those persons own and, together with Centocor's 4 3/4% Convertible Subordinated Debentures due 2005 those persons own, Johnson & Johnson's guarantees those persons own of those debentures.

                          SELLING SECURITYHOLDERS

          The information set forth in the table under the caption "Selling Securityholders" in the Johnson & Johnson prospectus dated December 29, 1999, relating to Johnson & Johnson common stock and Johnson & Johnson guarantees, is amended and restated in its entirety as follows:

                                               Common Stock                             Guarantees
                                        ----------------------------------------------------------------------------
                                                         Number of       Principal                      Principal
                                           Shares         Shares          Amount      Percentage of       Amount
          Name of Selling               Beneficially   Registered for   Beneficially   Outstanding    Registered for
          Securityholder (1)              Owned (2)   Sale Hereby(3)    Owned($)       Guarantees     Sale Hereby($)
          ------------------            ----------------------------------------------------------------------------


Alexandra Global Investment Fund I Ltd.      25,943         25,943      2,000,000              *          2,000,000
American Investors Life                       1,945          1,945        150,000              *            150,000
Arkansas PERS                                16,279         16,279      1,255,000              *          1,255,000
Atlantic Trust Company                    1,284,769          1,945        150,000              *            150,000
BNP Arbitrage SNC                           326,344          6,485      1,000,000              *            500,000
The Class IC Company, Ltd.                   25,942         12,971      2,000,000              *          1,000,000
Delaware PERS                                13,231         13,231      1,020,000              *          1,020,000
Deutsche Bank Securities Inc.                26,540         26,540      2,046,000              *          2,046,000
General Motors Corp.                         46,698         46,698      3,600,000              *          3,600,000
Goldman Sachs and Company                    63,885         63,885      4,925,000              1.1%       4,925,000
Hull Overseas, Ltd.                           6,485          6,485        500,000              *            500,000
ICI American Holdings                         5,512          5,512        425,000              *            425,000
McMahan Securities Company, L.P.                324            324         25,000              *             25,000
Merrill Lynch Pierce, Fenner, Smith Inc.     32,234         32,234      2,485,000              *          2,485,000
Morgan Stanley Dean Witter                      648            648         50,000              *             50,000
Motors Insurance                              3,242          3,242        250,000              *            250,000
Nalco Chemical Company                        3,048          3,048        235,000              *            235,000
PRIM Board                                   25,619         25,619      1,975,000              *          1,975,000
Regence Oregon                                  363            363         28,000              *             28,000



                                               Common Stock                             Guarantees
                                        ----------------------------------------------------------------------------
                                                         Number of       Principal                      Principal
                                           Shares         Shares          Amount      Percentage of       Amount
          Name of Selling               Beneficially   Registered for   Beneficially   Outstanding    Registered for
          Securityholder (1)              Owned (2)   Sale Hereby(3)    Owned($)       Guarantees     Sale Hereby($)
          ------------------            ----------------------------------------------------------------------------


Regence Utah                                     90             90          7,000              *              7,000
Regence Washington                              596            596         46,000              *             46,000
SB Balanced                                   3,242          3,242        250,000              *            250,000
Starvest Combined Portfolio                   3,891          3,891        300,000              *            300,000
State of Oregon Equity                       68,620         68,620      5,290,000              1.2%       5,290,000
State of Oregon/SAIF Corporation             51,886         51,886      4,000,000              *          4,000,000
The TCW Group, Inc.                          26,397         26,397      2,035,000              *          2,035,000
TransAmerica Life Insurance & Annuity       252,947        155,660     19,500,000              4.2%      12,000,000
   Company
Zeneca Holdings                               5,512          5,512        425,000              *            425,000

---------------

(1)  The information set forth herein is as of March 24, 2000.

(2) Assumes conversion of the full amount of the unrestricted and restricted Centocor debentures held by such holder at the conversion price in effect as of March 24, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares.

(3) Assumes conversion of the full amount of the restricted Centocor debentures held by such holder at the conversion price in effect as of March 24, 2000 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares. This prospectus also covers any additional shares of Johnson & Johnson common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

     * Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of March 24, 2000.

             The date of this prospectus is March 24, 2000.